Exhibit 99.1
Cohen & Steers, Inc.
280 Park Avenue
New York, NY 10017-1216
212 832 3232
Contact:
Paul Zettl
Executive Vice President
Head of Global Marketing
212 446 9189

Cohen & Steers to Promote Jason Yablon as Head of Listed Real Estate

NEW YORK, September 18, 2023—Cohen & Steers, Inc. (NYSE: CNS) announced today that effective January 1, 2024, Jason Yablon will be promoted to Head of Listed Real Estate. Mr. Yablon, who currently serves as Head of U.S. Real Estate, will be responsible for leading the firm’s listed real estate investments and teams across the U.S., Europe and Asia Pacific.

Mr. Yablon’s promotion is a recognition of his long tenure of investment excellence and leadership, as well as Cohen & Steers’ commitment to continually building the firm’s next generation of leaders. The move also underscores the firm’s dedication to bolstering its U.S. and global real estate capabilities under Mr. Yabon’s guidance, further building upon Cohen & Steers’ legacy as a pioneering real estate investor for more than 35 years.

As Head of Listed Real Estate, Mr. Yablon will continue reporting to Jon Cheigh, Chief Investment Officer. Mr. Cheigh is also a senior portfolio manager and a member of Cohen & Steers’ Executive Committee.

Jon Cheigh, Chief Investment Officer, said:
“Jason has been essential to the firm's long-term track record of generating impressive investment performance throughout his 19-year tenure at Cohen & Steers as an analyst, portfolio manager, and head of U.S. real estate. As important, Jason will continue our strategic focus on developing talent and investment innovation. I’m pleased to hand over the reins of leading our global real estate team to such a talented, selfless and dedicated leader as Jason.”

Joe Harvey, Chief Executive Officer and President, said:
“Cohen & Steers has made significant investments in enhancing our listed and private capabilities on behalf of our clients to help investors optimize their real estate allocations. As head of listed real estate, Jason will continue to play a pivotal role as we position our firm at the intersection of listed and private real estate. We believe that many investors are under-allocated to real assets, and the current investment cycle is an opportunity for us to help our clients build better portfolios.”

For more information about Cohen & Steers, please visit www.cohenandsteers.com.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

SOURCE: Cohen & Steers
CONTACT: Paul Zettl
Executive Vice President, Head of Global Marketing
media@cohenandsteers.com

Website: https://www.cohenandsteers.com
Symbols: NYSE: CNS

Forward-Looking Statements
This press release and other statements that Cohen & Steers may make may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current views with respect to, among other things, the Company's operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these forward-looking statements. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
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